AMENDED AND RESTATED AGREEMENT TO PURCHASE UNITS

         This Amended and Restated Agreement to Purchase Units (this "Agreement") is entered into on August 20, 1997, but shall be effective for all purposes as of August 13, 1997, among Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Issuer"), and First Union Investors, Inc. (the "Purchaser").

                                 R E C I T A L S

         Issuer and Purchaser initially entered into an Agreement to Purchase Units on August 13, 1997 relating to the sale of 160,000 Common Units to Purchaser (the "Original Agreement").

         Issuer and Purchaser desire to amend and restate the Original Agreement to provide for (i) the current sale of 66,600 Common Units to Purchaser on the terms and conditions provided for in this Agreement and (ii) the sale of an additional 93,400 Common Units on the terms and conditions provided for in this Agreement, if paragraph 312.03(b) of the NYSE Listed Company Manual is amended prior to September 12, 1997 to permit the sale of such Units without approval of the holders of the Common Units (the "Proposed Amendment").

         The parties hereby agree as follows:

         1. Issuer agrees to sell to Purchaser, as provided by paragraph 3 below, a total of 160,000 of its Common Units at a purchase price of $62.50 per Unit for an aggregate purchase price of $10,000,000 (the "Purchase Price"). Purchaser agrees to purchase the Units for the Purchase Price, subject to the terms and conditions contained herein.

         2. Purchaser acknowledges receipt of (i) the Issuer's Prospectus dated June 26, 1997 (the "Prospectus"), (ii) the Prospectus Supplement dated August 13, 1997 relating to the sale of the Common Units and (iii) the Prospectus Supplement dated August 19, 1997 relating to the public offering of 329,000 Common Units. The Issuer acknowledges and agrees that Purchaser is relying on the information contained therein and in the Registration Statement (File No. 333-25997) relating thereto.

         3. The Issuer acknowledges receipt of the Purchase Price from the Purchaser. Issuer shall hold the Purchase Price in escrow until released in accordance with Section 4 of this Agreement.

         4. (a) Issuer shall promptly apply for listing of 66,600 of the Common Units on the New York Stock Exchange. Upon receipt by Issuer of approval from the New York Stock Exchange of such application, Issuer shall immediately instruct First Chicago Trust Company of New York, its transfer agent (the "Transfer Agent"), to issue promptly a Common Unit certificate to Purchaser for 66,600

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Common Units and to deliver the  certificates for such Common Units to Purchaser at First Union Capital Partners, One First Union Center, Charlotte, North Carolina 28288-0732, Attention: Pearce Landry. Upon receipt of the certificates for such 66,600 Common Units by the Purchaser, $4,162,500 of the Purchase Price shall be released from escrow.

         (b) If the Proposed Amendment becomes effective prior to September 19, 1997, the Issuer shall promptly apply for listing of the remaining 93,400 Common Units on the New York Stock Exchange. Upon receipt by Issuer of approval from the New York Stock Exchange of such application, Issuer shall immediately instruct the Transfer Agent to issue promptly a Common Unit certificate to Purchaser for 93,400 Common Units and to deliver the certificates for such Common Units to Purchaser at the addressed specified in Section 4(a). Upon receipt of the certificates for such 93,400 Common Units by the Purchaser, the remaining $5,837,500 of the Purchase Price shall be released from escrow.

         (c) If either of the listing applications has not been approved prior to September 20, 1997, either party may terminate this Agreement with respect to those Common Units for which a listing application has not been approved without further obligation at any time prior to receipt of such approval. In the event of such termination, Issuer shall promptly return to Purchaser the portion of the Purchase Price related to the Common Units for which approval has not been obtained.

        5. Purchaser hereby agrees to become a Limited Partner of Issuer and to be bound by all of the terms and conditions of the Amended and Restated Agreement of Limited Partnership of Issuer, as amended (the "Partnership Agreement"), including without limitation the granting to the General Partner of Issuer the power of attorney provided for in Section 1.4 of the Partnership Agreement.

        6. Issuer represents and warrants to Purchaser and its successors and assigns that (a) as of August 20, 1997, 6,660,000 Common Units of the Issuer are outstanding and an additional 329,000 Common Units may be issued upon approval of such Common Units for listing on the New York Stock Exchange; (b) when purchased by the Purchaser as provided herein, the 160,000 Common Units shall be
(i) duly and validly issued,  (ii) on the assumption that the Purchaser takes no part in the control of Issuer's business and otherwise acts in conformity with the provisions of the Issuer's Amended and Restated Agreement of Limited Partnership regarding control and management of the Issuer (Articles VI and VII), fully paid and nonassessable and (iii) free from any liens or encumbrances or rights of others (other than any liens, encumbrances or rights created by the Purchaser); (c) the Common Units to be purchased by the Purchaser have been registered under the Securities Act of 1933, as amended, pursuant to the Issuer's Registration Statement on Form S-3 (File No. 333-25997), which was

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declared  effective  on June 26,  1997 and will  continue  in  effect  until the
160,000 Common Units have been delivered hereunder; and (d) no registrations under any state securities laws are required in connection with the transactions contemplated by this Agreement.

         7. Purchaser agrees that, except for offers, sales or dispositions to affiliates of Purchaser, for a period of 90 days from the date of this Agreement, it will not, without the Issuer's prior written consent, offer, sell, contract to sell, or otherwise dispose of, any of the Common Units purchased pursuant to this Agreement.

         8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         9. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

         10. Each person executing this Agreement represents that it has the power and authority to execute this Agreement.

         11. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Issuer and Purchaser. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement or the Prospectus.

         12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

                             [Signature Page Follows]


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


         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date specified above.


                                    KINDER MORGAN ENERGY PARTNERS, L.P.

                                    By: Kinder Morgan G.P., Inc.
                                        Its General Partner


                                            By:    /s/ William V. Morgan
                                            Name:  William V. Morgan
                                            Title: Vice Chairman



                                    FIRST UNION INVESTORS, INC.



                                    By:    /s/ W. Barnes Hauptfuhrer
                                    Name:  W. Barnes Hauptfuhrer
                                    Title: Managing Partner




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